Exhibit 10.30

                               SUPPLIER AGREEMENT


     This Supplier Agreement is entered into as of December 27. 2002, by IEC Electronics' Corp. with its principal place of business at Newark, NY, and the Arrow CMS Distribution Group of Arrow Electronics, Inc. ("Arrow CMS") with its principal place of business at 25 Hub Drive, Melville, New York 11747.3509.


     The Customer and Arrow CMS hereby agree as follows:


1. PRINCIPAL BUSINESS TERMS


     1.1 Loan and Security Agreement. Arrow CMS has developed a financing program for certain of its customers with the participation of Suntrust Bank, Atlanta (the "Bank"). Pursuant to such financing program, Arrow CMS has induced the Bank to provide Customer with a loan. The terms and conditions of such loan are set forth in a Loan and Security Agreement, as well as other related documents (collectively, the "Loan Agreement"), between Customer and the Bank. Customer understands and agrees that the effectiveness of such Loan Agreement, and the closing of the loan are conditioned upon Customer's agreement to the terms and conditions set forth in, and its execution of, this Supplier Agreement.


     1.2 Customer's Requirements. Arrow CMS agrees to sell to Customer and Customer agrees to buy from Arrow CMS all of Customer's requirements for the products for which Arrow CMS is, or may become during the term hereof, an authorized distributor, other than products which Customer purchases from another source at the express direction of its customer ("Customer's Requirements"). Customer shall prepare and submit to Arrow CMS, at the end of each calendar quarter, a certificate signed by, Customer's President certifying Customer's compliance with this Section 1.2. Customer shall provide Arrow a detailed breakdown of any material requirement offered by a supplier on the approved vendor list for which Arrow is an authorized distributor, and customer desires to place the order with a supplier other than Arrow, prior to Purchase Order commitment. Arrow shall respond within 24 hours of receipt and will either agree to meet the terms proposed or approve the Purchase Order placement with the proposed supplier. Customer shall submit a monthly report detailing all material dollars spent for Arrow CMS franchised parts to be provided by not later than the first Friday following the end of the monthly period. The report is to include; component cost, quantity, PO date and supplier confirming delivery date for all transactions occurring during the preceding month.


     1.3 Minimum Sales. Arrow CMS and Customer estimate that Customer's Requirements will equal at least $6.8 million annually. Therefore, in addition to the foregoing covenant regarding Customer's Requirements, Customer covenants and agrees to make, for each period listed below; the following minimum level of purchases from Arrow CMS, such purchases to be made by any of Customer's locations, facilities or divisions worldwide. Any invoice not paid within its terms, as reflected in Arrow CMS's records, will not be included for purposes of achieving the applicable minimum level of sales. The following amounts' are "Net Sales Billed", which means sales net of returns and discounts, as reflected in Arrow CMS' internal records.


     Minimum Level of Net Sales Billed ("Minimum  Sales"):

                For the 1st Quarter ending 3/28/03      $1,500,000
                For the 2nd Quarter ending 6/27/03      $1,500,000
                For the 3rd Quarter ending 9/26/03      $1,800,000
                For the 4th Quarter ending 12/26/03     $2,000,000


     Should Customer exceed its Minimum Sales in any given quarter, such excess may be carried forward for up to three quarters for purposes of meeting Minimum Sales in those quarters. Customer and Arrow agree to redefine 2004 minimum sales levels no later than the end of Quarter 4 2003 and 2005 minimum sales (degree) levels no later than the end of Quarter 4 2004. Customer purchases exceeding the specified minimums, for any given quarter, shall not be governed by this Supplier Agreement.

     1.4 Usual Business Relationship. It is not the intention of this Supplier Agreement or of the financing program to modify the way in which Customer and Arrow CMS have customarily done business. Except as expressly set forth herein, the normal business relationship between Customer and Arrow CMS shall continue substantially unchanged with respect to pricing, delivery, payment terms, product availability and the like. Except as expressly set forth herein the terms and conditions under which purchases and sales have usually been transacted between Arrow CMS and Customer shall continue to govern purchases by Customer from Arrow CMS during the term of this Supplier Agreement.


     1.5 Credit Limits. In the event that Arrow impose a credit limitation upon the customer which limits the customer's purchases to a specific dollar amount outstanding and the customer has purchase requirements exceeding this credit limit, then provided that Customer is not in default of any payment obligation to Arrow, Customer may purchase from any other source at the discretion of the Customer. Such purchases are not governed by this supplier agreement.


2. TERM

     This Supplier Agreement shall begin as of the date first above written and shall expire On December 27, 2005 unless extended in accordance with the terms of this Supplier Agreement Any right of Customer to pre-pay the loan Or to terminate the Loan Agreement shall not affect this Supplier agreement.


3. CUSTOMER'S COVENANTS, WARRANTIES AND REPRESENTATIONS

     Customer hereby represen1s, warrants and covenants to Arrow CMS that it has the right and power to enter into this Supplier Agreement and the Loan Agreement and that any required consents to this Supplier Agreement or to the Loan Agreement have been obtained, that neither the execution and delivery of the Supplier Agreement nor of the Loan Agreement will result in a breach by Customer or constitute a default by Customer under any agreement, instrument, or order to which it is a party or by which it is bound, and that this Supplier Agreement, the Loan Agreement and all other instruments required by either to be executed and delivered are, or when delivered will be, legal and binding instruments enforceable in accordance with their terms. The representations and warranties made herein shall survive the execution and delivery of the Supplier Agreement and the Loan Agreement.


4. DEFAULT AND REMEDIES

     4.1 Customer's Default. Customer's failure to achieve Minimum Sales during any period, as measured at the end of such period, throughout the term of this Agreement shall be an event (degree) of default. An event of default shall also occur if Customer shall breach any other term, warranty, representation or covenant of this Supplier Agreement, or if Customer shall be in default of any loan document evidencing a loan in excess of $500,000 including, without limitation, any loan document entered into with Keltic Financial Partners, LP, or if Customer shall become bankrupt, insolvent, or take steps leading to its cessation as a going concern, and any such default shall Continue beyond thirty
(30) days after notice to Customer specifying the nature of the default. Any default under the Loan Agreement constitutes a default under this Supplier Agreement. Upon the occurrence of any event of default, or any event which with notice or the passage of time, or both, may become an event of default, Arrow CMS may, without incurring any liability to Customer, notify the Bank of such event of default before notifying' Customer. Arrow CMS shall not have any liability to Customer as a result of any action taken or not taken by the Bank, 01;' by Arrow CMS. with respect to the loan evidenced by the Loan Agreement.

              4.2 Arrow CMS's Remedies. Upon Customer's default, Arrow CMS may exercise any or all of the following remedies, which are cumulative and not exclusive of any rights or remedies which Arrow CMS or the Bank, or any successor of either, would otherwise have 'under any applicable agreement or other document, at law, or in equity:

              (i) Notify the Bank of Customer's default, and of the resulting default under the Loan Agreement, thereby enabling the Bank to raise the interest 1"ate to the default rate of interest,' and/or to declare the loan, the note and all accrued interest thereon, and all other obligations of Customer under the Loan Agreement, immediately due and payable;

     (ii) Should the default be with respect to achievement of Minimum Sales for any period, add the amount of the period's shortfall to the Minimum Sales for the next period or periods; (iii) Should the default be with respect to achievement of Minimum Sales for any period, extend the term of this Supplier Agreement by one (1) calendar quarter for each period for which Minimum Sales are not achieved; (iv) Modify Customer's credit limit Or payment terms with Arrow CMS; and/or (v) Cease or limit the supply of products from Arrow CMS to Customer.

5. AUDIT

     During the term of this Agreement and for one (1) year thereafter, after the close of each calendar quarter and upon reasonable advance notice to Customer; Arrow CMS (or such auditors as .Arrow CMS may select) shall have the rig1'\t to examine, copy or make extracts from any and all books and records of Customer and conduct other audit procedures relating to Customer's performance under this Agreement, or regarding any matter affecting the subject matter of this Agreement. Any such examination shall be conducted at Customer's offices during normal business hours. Except that Customer shall not be required to disclose information expressly protected by confidentiality agreements with other parties.


6. CONFIDENTIALITY

     It is understood and agreed that the existence and terms of this Supplier Agreement, and of the Loan Agreement, are confidential, and no news release, advertisement or public announcement; or denial or confirmation of the same, concerning any part of the subject matter of this Supplier Agreement or of the Loan Agreement shall be made by either party hereto without the prior written consent of the other party in each instance. Each party agrees not to disclose the existence or terms of this Supplier Agreement, or of the Loan Agreement, to anyone in its organization other than those with a need to know, and only provided that any such individual shall be bound by a similar obligation of confidentiality. Further, the parties hereto acknowledge that, during the term 'hereof, they may become aware of confidential, secret or proprietary information pertaining to the other party and its operations (including, without limitation, information with respect to bidding, pricing, suppliers and customers, or lists thereof, research, development and engineering, and internal operations, inventory control, data processing, technical data, and other procedures and systems) and that disclosure of such information would materially and adversely affect the affected party. Each party hereto agrees to maintain such confidentiality and secrecy and not to disclose any such information to any person, firm or other entity, or to utilize the same in any manner or form, except as may be expressly required or permitted by the terms and conditions of this Supplier Agreement. Notwithstanding anything to the contrary, the confidentiality provisions set forth in this Section 6 shall survive any expiration or termination of this Agreement.


7. MISCELLANEOUS

     7.1.1 Governing Law; Dispute Resolution. This Supplier Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Georgia, excluding that body of laws known as conflict of laws. The prevailing party in any legal action or proceeding to enforce this Supplier Agreement shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees, and related costs and disbursements, incurred in connection with such proceeding or the enforcement of this Supplier Agreement. Both parties agree to waive trial by jury.


     7.2 Force Majeure. Nonperformance under this Supplier Agreement will be excused, and neither party will bear any resulting liability to the other, to the extent that such performance is rendered commercially impracticable or delayed by an act of God or any other cause beyond the reasonable control of the nonperforming party.


     7.3 Relationship of Parties. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Supplier Agreement to create an agency, partnership, joint venture or any other relationship between the parties.


     7.4 Binding Effect; Assignability. This Supplier Agreement shall be binding upon, and shall inure to the benefit of, the parties> Successors and assigns. Notwithstanding the foregoing, Customer may not assign, delegate or otherwise transfer any of its rights or obligations under this Supplier Agreement without Arrow CMS's prior written approval in each instance, which may be withheld in Arrow CMS's absolute discretion.- Customer shall not sell all Or substantially all of its assets that relate to the business to which this Supplier Agreement is included, unless the purchaser thereof assumes all of Customer's rights and obligations under this Supplier Agreement.

     7.5 Notices. Notices or other communications under this Supplier Agreement shall be in writing and shall be effective whether delivered personally or by overnight courier, or mailed, postage prepaid, by certified or registered mail to each party at the address set forth below (or to such other address as either party may from time to time provide the other):


Arrow Electronics, Inc.
Arrow CMS Distribution Group
35 Upton Drive
Wilmington, MA 01887
Attention: Kevin D. Wholey


With a copy to: Joseph Sabia

Arrow Electronics, Inc.
25 Hub Drive
Melville, NY 11747
Attention: David 1. Corcoran, Vice President, Credit


And a copy to:

Arrow Electronics, Inc.
25 Hub Drive
Melville, NY 11747
Attention: Glenn Moore, Manager, Contracts & Proposals


     7.6 Entire Agreement: Amendment; Severability; and Waiver. This Supplier Agreement represents the entire agreement between the parties concerning the subject matter hereof, and may not be modified except in a writing signed by both parties. This Supplier Agreement supersede~ .all proposals Or quotatio11S, oral or written, and all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Supplier Agreement. Any waiver of any provision of this Supplier Agreement must be in writing and signed by the party alleged to have waived such provision, and any single waiver shall not operate to waive subsequent Or other defaults. The unenforceability of any provision of this Supplier Agreement shall not affect the remaining provisions or any portion~ thereof.


     IN WITNESS WHEREOF, the parties hereto have caused this Supplier Agreement to be executed by their duly authorized representatives as of the day and year' first above written.


IEC ELECTRONICS CORP.

By: /s/W. Barry Gilbert
    -------------------
Name: W. Barry Gilbert

Title: Chairman




ARROW ELECTRONICS, INC. Arrow CMS Distribution Group

By:

Name:

Title:



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